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National Technical Systems Inc.

(Name of Registrant as Specified in its Charter)

Dr. Jack Lin
Luis A. Hernandez
Sidney Meltzner
CAS Foundation

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MAJOR SHAREHOLDERS SEND OPEN LETTER TO CHAIRMAN OF THE BOARD OF NATIONAL TECHNICAL SYSTEMS, INC. CONCERNING RECENT PRIVATE PLACEMENT

Los Angeles, California
July 11, 2011

Luis Hernandez, Jack Lin and Sidney Meltzner announced today that they have issued an open letter to the Chairman of National Technical Systems, Inc. (NASDAQ Global: NTSC).

The full text of the letter follows:

Mr. Donald J. Tringali                                                                                                           July 8, 2011
Chairman
Board of Directors
National Technical Systems, Inc.
24007 Ventura Boulevard, Suite 200
Calabasas, California 91302

Dear Mr. Tringali:

Reference is made to the Form 8-K filed by National Technical Systems, Inc. (the “Company”) on June 27, 2011 (“8-K”) and the Company press release dated June 28, 2011 (“Press Release”) concerning the $14 million private placement (“Private Placement”) with Mill Road Capital, L.P. (“MRC”).  The Press Release is very positive concerning the benefits of this financing to the Company, however, our analysis of the current need for and the terms of the transaction leads us to a different conclusion.  The Press Release also raises other issues that are discussed below.  It appears to be very negative to the shareholders on multiple levels.

We are writing you an open letter so that our concerns and hopefully your responses are transparent to the Company shareholders.  To better understand the basis for the Company’s enthusiasm for the Private Placement, which is not obvious to us, we would appreciate written responses to the questions posed below.

1.           The Press Release states the following:

“Mill Road is acquiring 933,333 shares of newly-issued, restricted NTS common stock at $7.50 per share, which is a premium of approximately 13 percent over the closing price of $6.65 per share on Monday, June 27, 2011, and a premium of approximately 15 percent over the Volume Weighted Average Price of $6.54 per share for the 30-day trading period ended June 27, 2011....”( emphasis added). This statement totally ignores the impact of the 300,000 deep in-the-money warrants that were a part of the Private Placement.   Can you please explain the basis for this claim of a premium sale in light of the following:

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•
The gross proceeds from the sale of the 1,233,333 shares the Company committed to sell, including the proceeds to be received upon exercise of the 300,000 deep in-the-money warrants is $7,224,997.50.  This results in a volume weighted average price per share (“VWAP”) of $5.86.1

•
The net proceeds from the sale of the 1,233,333 shares is $6,424,997.50 (Gross Proceeds minus $800,000 transaction expenses2).  This results in a volume weighted average price per share of $5.21 per share.3

•
Contrary to the impression created by the Press Release that the sale of the stock was done at a premium, it appears from these simple calculations that the Company sold the shares at a significant discount.4  Using the closing price on June 27, 2011 of $6.65 the VWAP using the gross proceeds results in a $.79 or 12% per share discount and using the net proceeds VWAP of $5.21 per share results in a $1.44 or 22% discount from the closing price.

•
If the Volume Weighted Average Price for the 30 trading day period ending June 27, 2011 of $6.54 is used, the gross proceeds average price of $5.86 results in a $.68 or over 10% discount and the net proceeds average price of $5.21 results in a $1.33 or 20% discount.

2.   The warrant has a 7 year term and can be exercised at any time without any restriction.  Is there any reasonable basis the Company can share with the shareholders for believing that the warrants will not be exercised?  If not, can the Company explain why it did not include the warrant shares and the gross exercise proceeds in its description of the effective price at which it sold and committed to sell shares to MCR?

•
Rather than sell shares to MCR at a 13% premium from the June 27, 2011 price in reality  the Company agreed to sell shares to MCR at an effective 12% discount from the June 27, 2011 closing price (even without deducting any transaction expenses from the gross proceeds).

3.           Why didn’t the Company conduct a straight-forward sale of 1,233,333 shares at a 12% discount from market to MCR with a transparent explanation for such a sale instead of attempting to disguise the discounted sale through the use of deep in-the-money warrants with the unfounded claim of a premium sale as was done in the Press Release?
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1 933,333 shares X $7.50 = $6,999,997.50
300,000 shares X     .75  =     225,000.00
1,233,333                           $7,224,997.50
Volume Weighted Average Price per Share:  $7,224,997.50 /1,233,333 = $5.86

2 The 8-K indicates net process from the Private Placement of $13,200,000 implying total transaction costs of $800,000.

3 Gross Proceeds: $7,224,997.50
   Minus Expenses   (800,000.00)
   Net Proceeds:    $6,424,997.50
Volume Weighted Average Price Per Share: $6,424,997/1,233,333 = $5.21

4 If the warrants are characterized as additional interest on the subordinated note, it makes that financing even more expensive calling into question even further the wisdom of this financing transaction. See discussion, infra.

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4.           Can any of the several potential acquisitions referred to in the Press Release be acquired for $12 million or less5 and be sufficiently accretive to the Company’s net income to allow the legacy shareholders to recoup the dilution they suffered as a result of the Private Placement? Please take into consideration the following:

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The $7 million subordinated note sold to MCR in the Private Placement bears interest at the rate of 10% payable currently plus 5% that accrues and compounds (“PIK Interest”).  Even without including the additional interest resulting from the accrual and compounding of the 5% PIK Interest, this is very expensive money.  It represents approximately 10% of our pre-tax income for the last fiscal year.

•
The legacy shareholders experienced a 10.8% dilution6 as a result of the sale of 1,233,333 shares at a discounted price.  The legacy shareholders’ share of the after-tax interest on the subordinated debt (assuming a 40% tax rate) is $561,600.  Using fiscal year 2011 net income of $5,350,000 the legacy shareholders’ earnings dilution is approximately $577,800.  When this is combined with their share of the after-tax interest on the subordinated note of $561,600 this results in a combined hit of $1,139,400 to the legacy shareholders.  In order for them to breakeven the acquired company would have to provide net income of $1,277,354.  Assuming that you cannot pay more than $12 million for the acquisition this would result in a purchase price multiple the Company could pay of slightly over 9 times net income.

5.           In the Company’s opinion is it realistic to expect that it will be able to make an accretive acquisition sufficient to permit the legacy shareholders to recoup the dilutive and debt related earnings hit for a price multiple of slightly more than 9 times?

6.           Aside from the terms of the Private Placement, there is a fundamental question of whether there is a need for this financing at this point in time.  Consider the following:

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On November 10, 2010, the Company entered into a $65 million amended and restated credit agreement that includes a $20 million acquisition line.  In announcing this credit line on November 15, 2010, Bill McGinnis said: “This provides us with increased flexibility and capacity to fund our strategies for growth, acquisitions and other key programs.”

•
On December 16, 2010, the Company acquired Mechtronic Solutions, Inc. for $6.5 million in cash plus $500,000 in Company stock.7  This leaves $13.5 million available under the $20 million acquisition line.  No additional acquisitions or uses of this line8 have been disclosed leading us to conclude that absent an undisclosed covenant breach or other material impediment the Company has an amount roughly equal to the net proceeds from the Private Placement to use for acquisitions.

__________________
5 Net proceeds of $13,200,000 less $1,000,000 in acquisition expenses results in $12 million.

6 Calculated as follows: 10,252,064 outstanding as of June 7, 2011 / 11,485,397 as adjusted for the Private Placement shares (including warrants = 89.2% (1.000 - .892=10.8)

7 See, Form 10-K dated May 31, 2011.

8 The Company may be obligated to pay up to an additional $1.6 million if Mechtronic Solutions achieves a certain level of revenue and EBITDA over a three-year period subsequent to the acquisition., See, Form 10-K.

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•
Yet in the Press Release Chairman Tringali stated: “With many more acquisition opportunities available than could be financed internally, management began searching almost two years ago, at the Board’s direction, for the right capital partner than would support the Company’s strategic growth plan.” (emphasis added)

o
This statement implies that the Company could finance acquisitions only through internally generated funds, which completely ignores the $65 million credit facility and the $13.5 million apparently still available for acquisitions.  What has changed in the last six months?

o
This statement is also at odds with the McGinnis statement made on November 15, 2010 indicating that the $65 million credit facility provides financial capacity to fund growth and acquisitions.  The McGinnis statement appears to still be accurate in that the Company has borrowing capacity under the acquisition line.

•
The cost of the acquisition line is much cheaper than the 15% annual cost of the MCR subordinated debt.  The cost of the acquisition line is only the sum of a base rate (e.g. prime, Fed Funds, or LIBOR) plus between 100 to 275 basis points depending on the base rate selected and the ratio of the Company’s consolidated total debt to consolidated EBITDA.  Assuming a prime rate of 3.25% plus 1.75% (the maximum under the credit facility when prime rate is used) this results in a total cost of 5.00% compared to the 15% under the subordinated note.

Please explain the Board’s rationale for incurring additional debt for acquisitions at a 15% cost of debt plus a dilutive stock sale when the Company appears to have available to it an equivalent amount that costs only 5% and does not dilute shareholders.  Does it not make more sense to utilize this available credit facility for acquisitions prior to subjecting the shareholders to dilution and the cost of very expensive debt represented by the Private Placement?

7.           Why has the Company delayed the Annual Meeting beyond 12 months since the last meeting?  Does the Company have any agreement or understanding, oral or written, express or implied, with MRC as to how it will vote at the Annual Meeting? If so, please provide describe such agreement or understanding.

We appreciate your responses to these questions, and we believe that the Company’s shareholders will also appreciate it as well. We hope you can enlighten us with additional information and analysis since the basis for the Company’s enthusiasm for the Private Placement escapes us.  To the contrary, this Private Placement gives us significant concern about the business rationale for this transaction and its negative impact on the shareholders.

Very truly yours,

Luis Hernandez	Dr. Jack Lin	Sidney Meltzner

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